Exhibit 99.2

NOTE TO READER

The Management’s Discussion & Analysis of Jushi Holdings Inc. (the “Company”) for the interim period ended March 31, 2022 has been re-filed on SEDAR (the “Re-filed MD&A”) and replaces the MD&A previously filed by the Company on June 24, 2022. The Re-filed MD&A should be read in conjunction with the condensed unaudited interim consolidated financial statements and notes thereto for the three months ended March 31, 2022 (the “Quarterly Financial Statements”) filed on September 9, 2022. Readers should note that in the Quarterly Financial Statements, the Company restated the (i) Right-of use assets - finance leases and Accrued expenses and other current liabilities in the Interim Condensed Consolidated Balance Sheet and (ii) cash flows from operating, investing and financing activities in the Unaudited Interim Condensed Consolidated Statements of Cash Flows. For further details on the restatement, refer to Note 23 - Correction of Errors in Previously Issued Financial Statements of the Quarterly Financial Statements. The Re-filed MD&A reflects the impact of the restatement.

JUSHI HOLDINGS INC.

# MANAGEMENT'S DISCUSSION AND ANALYSIS

*(Expressed in United States Dollars, unless otherwise noted)*

MANAGEMENT’S DISCUSSION AND ANALYSIS

This Management’s Discussion and Analysis (“MD&A”) covers the consolidated financial statements of Jushi Holdings Inc. and its controlled subsidiaries as of March 31, 2022, and for the three months then ended. Unless the context indicates or requires otherwise, the terms “Jushi”, “the Company”, “we”, “us” and “our” refers to Jushi Holdings Inc. and its controlled entities. This MD&A should be read in conjunction with the condensed unaudited interim consolidated financial statements and notes thereto for the three months ended March 31, 2022 (the “Quarterly Financial Statements”). The Quarterly Financial Statements have been prepared by management and are in accordance with generally accepted accounting principles in the U.S. (“GAAP”) for interim financial information and in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited consolidated financial statements and the accompanying notes thereto for the years ended December 31, 2021 and 2020 (the “Annual Financial Statements”), which are included in Jushi Holdings Inc.’s Amendment No.1 to Form S-1 Registration Statement (“S-1”) that was filed with the SEC on August 8, 2022 and was declared effective on August 12, 2022. All amounts are expressed in United States (“U.S.”) dollars unless otherwise noted.

Forward-Looking Statements

This document may contain “forward-looking statements” and “forward-looking information” within the meaning of applicable securities laws, including Canadian securities legislation and U.S. securities legislation (collectively, “forward- looking information”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. All information, other than statements of historical facts, included in this document that address activities, events or developments that Jushi expect or anticipate will or may occur in the future constitutes forward- looking information. Forward-looking information is often identified by the words, “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: future business strategy, competitive strengths, goals, expansion and growth of Jushi’s business, operations and plans, including new revenue streams, the completion of contemplated acquisitions by Jushi of additional assets, roll out of new operations, the implementation by Jushi of certain product lines, implementation of certain research and development, the application for additional licenses and the grant of licenses that will be or have been applied for, the expansion or construction of certain facilities, the expansion into additional U.S. and international markets, any potential future legalization of adult use and/or medical marijuana under U.S. federal law; expectations of market size and growth in the U.S. and the states in which Jushi operates; expectations for other economic, business, regulatory and/or competitive factors related to Jushi or the cannabis industry generally; and other events or conditions that may occur in the future.

Readers are cautioned that forward-looking information and statements are not based on historical facts but instead are based on reasonable assumptions and estimates of management of Jushi at the time they were provided or made and involve known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Jushi, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information and statements. Such factors include, among others: risks relating to the ability to complete the pipeline transactions; risks relating to U.S. regulatory landscape and enforcement related to cannabis, including political risks; risks relating to anti-money laundering laws and regulation; other governmental and environmental regulation; public opinion and perception of the cannabis industry; risks related to the economy generally; risks relating to pandemics and forces of nature including but not limited to the 2019 novel coronavirus (“COVID-19”); risks related to contracts with third party service providers; risks related to the enforceability of contracts; the limited operating history of Jushi; Jushi’s history of operating losses and negative operating cash flows; reliance on the expertise and judgment of senior management of Jushi; risks inherent in an agricultural business; risks related to co-investment with parties with different interests to Jushi; risks related to proprietary intellectual property and potential infringement by third parties; the concentrated Founder voting control of the Jushi and the unpredictability caused by the anticipated capital structure; risks relating to the Company’s recent debt financing and other financing activities including leverage and issuing additional securities; risks relating to the management of growth; costs associated with Jushi being a publicly-traded company; the Company timely becoming a U.S. filer in addition to a Canadian filer; the transition of the Company's financial reporting from International Financial Reporting Standards to GAAP; increasing competition in the industry; risks associated to cannabis products manufactured for human consumption including

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potential product recalls; reliance on key inputs, suppliers and skilled labor; reliance on manufacturers and contractors; risks of supply shortages or supply chain disruptions; cybersecurity risks; ability and constraints on marketing products; fraudulent activity by employees, contractors and consultants; tax and insurance related risks; risk of litigation; conflicts of interest; risks relating to certain remedies being limited and the difficulty of enforcement of judgments and effect service outside of Canada; risks related to executed or future acquisitions or dispositions, including potential future impairment of goodwill or intangibles acquired; sales by existing shareholders; the limited market for securities of the Company; risks related to the continued performance of existing operations in Pennsylvania, Illinois, Nevada, Virginia, California, Ohio and Massachusetts; risks related to the anticipated openings of additional dispensaries; the risks relating to the expansion and optimization of the grower-processor in Pennsylvania, the vertically integrated facilities in Virginia and Massachusetts and the facility in Nevada; the risks related to the opening of a new facilities, including but not limited to in Ohio and Illinois, which are subject to licensing approval; as well as limited research and data relating to cannabis; and risks related to the Company’s critical accounting policies and estimates. Although Jushi has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward-looking information and statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such information and statements. Accordingly, readers should not place undue reliance on forward-looking information and statements. Forward-looking information and statements are provided and made as of the date of this MD&A and Jushi does not undertake any obligation to revise or update any forward-looking information or statements other than as required by applicable law.

Company Overview

We are a vertically integrated, multi-state cannabis operator engaged in retail, distribution, cultivation, and processing operations in both medical and adult-use markets. Our management team is focused on building a diverse portfolio of cannabis assets through opportunistic investments, and pursuing application opportunities in attractive limited license jurisdictions. We have targeted assets in highly populated, limited license medical markets on a trajectory toward adult- use legalization, including Pennsylvania and Ohio, markets that are in the process of transitioning to adult-use, namely Virginia, and limited license, fast-growing, large adult-use markets, such as Illinois, Nevada, and Massachusetts, and certain municipalities of California.

Factors Affecting our Performance and Related Trends

COVID-19

At the onset of the COVID-19 pandemic, we implemented new procedures at all operating locations to better protect the health and safety of our employees, medical patients, and customers across our network of dispensaries. Depending on the location, some of the initiatives include, but are not limited to: reducing the number of point-of-sale registers, restricting the number of people permitted in-store, restricting general store hours to permit access to those most susceptible to infection, and offering curbside pick-up. We have also directed a significant amount of traffic to our recently launched online informational tool and reservation platform, www.beyond-hello.com, which enables a medical patient or customer to view real-time pricing and product availability, and reserve products for convenient in-store pick-up at Beyond Hello™ locations across Pennsylvania, Illinois, California, and Virginia.

To date, our financial condition and results of operations have not been materially impacted by COVID-19. The extent to which the COVID-19 pandemic impacts our future results will depend on future developments, which are highly uncertain and cannot be predicted with certainty, including possible future outbreaks of new strains of the virus and governmental and consumer responses to such future developments.

Competition and Pricing Pressure

The cannabis industry is subject to significant competition and pricing pressures, which is often market specific and can be caused by an oversupply of cannabis in the market, and may be transitory from period to period. We may experience significant competitive pricing pressures as well as competitive products and services providers in the markets in which we operate. Several significant competitors may offer products and/or services with prices that may match or are lower

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than ours. We believe that the products and services we offer are generally competitive with those offered by other cannabis companies. It is possible that one or more of our competitors could develop a significant research advantage over us that allows them to provide superior products or pricing, which could put us at a competitive disadvantage. Continued pricing pressure due to competition, increased cannabis supply or shifts in customer preferences could adversely impact our customer base or pricing structure, resulting in a material impact on our results of operations, or an impairment of our long-lived assets and intangible assets in future periods.

Recent Developments

Opening 35th Retail Location Nationwide and Fourth Virginia Dispensary

On August 31, 2022, we expanded our retail footprint in Virginia with the opening of our 35th retail location nationally and fourth medical dispensary in Virginia. The dispensary is located in Fairfax, VA and operate under the retail brand Beyond Hello™.

Registered as a U.S. Reporting Issuer

On August 12, 2022, our registration with the SEC as a reporting issuer became effective. As a result, we now report our financial statements in conformity with GAAP.

Settled Lawsuit with Large Multi-State Operator

On August 8, 2022, we announced that we entered into a confidential settlement agreement with Curaleaf Holdings, Inc. and with our former Chief Financial Officer to resolve claims we asserted in a lawsuit filed on July 15, 2022.

Opened 34th Retail Location Nationwide and Third Virginia Dispensary

On July 27, 2022, we expanded our retail footprint in Virginia with the opening of our 34th retail location nationally and third medical dispensary in Virginia. The dispensary is located in Alexandria, VA and operates under the retail brand Beyond Hello™.

Grand Reopening of Beyond Hello™ Palm Springs

On July 11, 2022, we announced the grand reopening of our Beyond Hello™ Palm Springs retail location. The redesigned retail location features a new desert-inspired aesthetic, some of the most sought-after locally sourced cannabis and artisan crafts, along with a new art exhibit from award-winning photographer, Jushi Chief Creative Director Andreas (Dre) Neumann.

Management Changes

On July 12, 2022, we appointed our President Louis Jon Barack as Interim Chief Financial Officer, replacing Ed Kremer who resigned as our Chief Financial Officer on the same date. Additionally, we announced on that same date that James Cabral, formerly our Senior Vice President of Finance, was promoted to Chief Accounting Executive. Mr. Kremer’s resignation was not the result of any disagreement on any matter relating to our operations, policies or practices or any financial or accounting matters.

Debuted Line of Concentrate Products Using Hydrocarbon Extraction

On June 29, 2022, we announced the debut of our first line of concentrates made using hydrocarbon extraction by our award-winning brand The Lab™, which is famous for delivering high-quality, precision vape products and concentrates. The Lab™ Live Resin is the second of several single-source concentrate product lines to be launched. Initially, we will exclusively carry The Lab™ Live Resin 500mg full-spectrum 0.5 gram 510 cartridges at BEYOND/HELLO™ retail locations in Pennsylvania. We plan to roll out our hydrocarbon-extracted line at partner dispensaries across Pennsylvania in the coming months, as well as in additional states such as Massachusetts, Virginia and Nevada.

CEO Purchased Subordinate Voting Shares

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On June 27, 2022, we announced that Chief Executive Officer (CEO), Chairman, and Founder, James Cacioppo, purchased 100,000 Subordinate Voting Shares of the Company in the open market for an approximate amount of $151,000. Mr. Cacioppo holds in the aggregate approximately 16.9% of the issued and outstanding Subordinate Voting Shares on a non-diluted basis.

Opened 33rd Retail Location Nationwide and Fourth Dispensary in Nevada

On June 8, 2022, we expanded our retail presence with the opening of our 33rd dispensary nationally and fourth dispensary in Nevada with NuLeaf Las Vegas The Strip. Following the opening of NuLeaf Las Vegas The Strip, our retail operations in Nevada consists of three adult-use and medical dispensaries in Las Vegas and one adult-use and medical dispensary in Lake Tahoe.

Awarded Provisional Medical Marijuana Dispensary License in Ohio

On May 16, 2022, our 100% owned subsidiary, Campbell Hill Ventures, was awarded a provisional medical marijuana dispensary license by the Ohio Medical Marijuana Control Program in the Tri-State area of Cincinnati. The new store will operate under Jushi’s retail brand, BEYOND/HELLO™, and is expected to open by early Q1 2023.

Expanded Product Offerings with the Launch of First Line of Solventless Cannabis Extracts

On May 16, 2022, we announced the debut of our first line of solventless live rosin extracts by our award-winning brand, The LabTM. The new top-shelf product line, includes a 0.5g vape extract cartridge available now and 1g jarred concentrates coming soon for purchase exclusively at BEYOND/HELLO™ store locations in Pennsylvania under the name, The Lab™ Live RSN. The Lab™ Live Rosin is expected to launch at our retail locations in Massachusetts, Nevada and Virginia, pending regulatory approvals.

Opened 3rd Adult-Use and Medical Dispensary in California

On May 13, 2022, we expanded our retail footprint in California with the opening of an adult-use and medical retail dispensary in Grover Beach, California, BEYOND/HELLO™ Grover Beach (Grover Beach). This is our 32nd retail location nationally and third adult-use and medical retail dispensary in California.

Completed Acquisition of Vertically Integrated Operator in Nevada

On April 6, 2022, we closed on the previously announced agreement to acquire NuLeaf for $53.6 million. At close, NuLeaf operated two adult-use and medical retail dispensaries in Las Vegas and Lake Tahoe, in addition to a 27,000 sq. ft. cultivation facility in Sparks, Nevada and a 13,000 sq. ft. processing facility in Reno, Nevada. NuLeaf subsequently opened a third licensed retail dispensary, located directly on Las Vegas Boulevard in Las Vegas, on June 8, 2022.

Completed Acquisition of Las Vegas, Nevada Dispensary

On March 17, 2022, we closed on the previously announced agreement to acquire Apothecarium, an operating adult-use and medical retail dispensary in Las Vegas, Nevada.

Private Placement with Strategic Asset Manager and Long-Term Strategic Investors

On January 26, 2022, we completed a non-brokered private placement offering of an aggregate of 2,717,392 Subordinate Voting Shares at a price of $3.68 per share to Graticule Asset Management Asia for gross proceeds of $10.0 million. On January 31, 2022, we completed a non-brokered private placement offering of an aggregate of 1,000,000 Subordinate Voting Shares at a price of $3.68 per share to Kenneth Rosen and group for gross proceeds of $3.7 million.

Acquisition Facility

On October 20, 2021, we entered into definitive documentation in respect of a $100 million Senior Secured Credit Facility (the Acquisition Facility) with Roxbury, LP acting as agent to SunStream Bancorp Inc. (Sunstream), a joint venture sponsored by Sundial Growers Inc. (NASDAQ:SNDL). The Acquisition Facility is subject to certain customary negative covenants until the 10% Senior Secured Notes mature or are refinanced, including covenants that restrict the Company’s

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and its subsidiaries’ ability to pay dividends or make distributions, incur or guarantee additional indebtedness or conduct sales and other dispositions of certain properties or assets. Upon the maturity or refinancing of the 10% Senior Secured Notes, the Company and its subsidiaries who are parties to the the Acquisition Facility will be subject to additional customary negative covenants that, among other things, restrict the Company’s and its applicable subsidiaries’ ability to create liens, make investments, consummate acquisitions, mergers, reorganizations or similar transactions, enter into sale- leaseback transactions, prepay subordinated debt, pay dividends or make distributions, change the line of business and enter into transactions with affiliates.

Results of Operations

(Amounts expressed in thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021

REVENUE, NET	$61,888	$41,675
COST OF GOODS SOLD	(42,776)	(22,934)
GROSS PROFIT BEFORE FAIR VALUE CHANGES	$19,112	$18,741

OPERATING EXPENSES	$37,308	$21,911

(LOSS) FROM OPERATIONS BEFORE OTHER (EXPENSE) INCOME	$(18,196)	$(3,170)

OTHER (EXPENSE) INCOME:
Interest expense, net	$(10,116)	$(6,835)
Fair value changes in derivative warrants	14,309	(9,358)
Other, net	(703)	(3,376)
Total net other income (expense)	$3,490	$(19,569)

NET LOSS AND COMPREHENSIVE LOSS BEFORE TAX	$(14,706)	$(22,739)
Provision for income taxes	(5,051)	(8,312)
NET LOSS AND COMPREHENSIVE LOSS	$(19,757)	$(31,051)
Net loss attributable to non-controlling interests	—	(175)
NET LOSS AND COMPREHENSIVE LOSS ATTRIBUTABLE TO JUSHI SHAREHOLDERS	$(19,757)	$(30,876)
NET LOSS AND COMPREHENSIVE LOSS PER SHARE ATTRIBUTABLE TO JUSHI SHAREHOLDERS - BASIC AND DILUTED	$(0.11)	$(0.20)
Weighted average shares outstanding - basic and diluted	183,226,027	157,176,375
NET (LOSS) AND COMPREHENSIVE (LOSS) PER SHARE ATTRIBUTABLE TO JUSHI SHAREHOLDERS - DILUTED	$(0.16)	$(0.20)
Weighted average shares outstanding - DILUTED	207,838,906	157,176,375

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Three Months Ended March 31, 2022 and 2021

(Amounts expressed in thousands of U.S. dollars, unless otherwise stated)

Revenue, Net

The following table presents revenue by type for the periods indicated:

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
	Gross revenue	Intercompany Revenue	Revenue to External Customers	Gross revenue	Intercompany Revenue	Revenue to External Customers
Retail	$57,955	$—	$57,955	$39,277	$—	$39,277
Wholesale	9,443	(5,595)	3,848	4,192	(1,883)	2,309
Other	85	—	85	89	—	89
Eliminations	(5,595)	5,595	—	(1,883)	1,883	—
Consolidated	$61,888	$—	$61,888	$41,675	$—	$41,675

Revenue, net for the three months ended March 31, 2022 totaled $61,888, as compared to $41,675 for the three months ended March 31, 2021, an increase of $20,213 or 49%. The increase in retail revenue is due primarily to the Company’s expansion of cannabis operations from build outs and acquisitions. Retail revenue for the three months ended March 31, 2022 was derived from twenty-nine cannabis dispensaries located in Pennsylvania (eighteen), Illinois (four), Massachusetts (two), California (two), Virginia (two) and Nevada (one), whereas, for the three months ended March 31, 2021, Retail revenue was derived from seventeen cannabis dispensaries located in Pennsylvania (eleven), Illinois (four), California (one) and Virginia (one).

The increase in wholesale revenue is primarily attributable to increases in cultivation and manufacturing activity at our grower processor facilities: (i) in Massachusetts due to the acquisition of Nature’s Remedy, which occurred in the third quarter of 2021; (ii) in Virginia due to the commencement of operations at the Dalitso facility in the third quarter of 2021; and (iii) in Pennsylvania due to continued increase sales volume. Wholesale revenue includes inter-segment revenue of $5,595, which is eliminated in consolidation.

Cost of Goods Sold and Gross Profit

Cost of goods sold totaled $42,776 for the three months ended March 31, 2022, as compared to $22,934 for the three months ended March 31, 2021, an increase of $19,842, or 87%. The increase in costs of goods sold is primarily attributable to the increase in amount of products sold.

Gross profit totaled $19,112 for the three months ended March 31, 2022, as compared to $18,741 for three months ended March 31, 2021, an increase of approximately $371 or 2%. As a percentage of revenue, gross profit for the three months ended March 31, 2022 and 2021, was 31% and 45%, respectively. Gross margin decreased primarily due to: (1) approximately $3,500 of labor and overhead costs related to the ramp up of operations in our grower-processor facilities in Virginia and Massachusetts and start-up costs at our new retail dispensaries; and (2) the sell through of inventory acquired in the Nature's Remedy and Apothecarium acquisitions which had a fair value step-up of approximately $3,000. Gross margins were also impacted by the increased promotional activity at our retail locations in Illinois and Massachusetts, and pricing compression in wholesale as we continue to build-out our brands across state markets.

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Operating Expenses

Operating expenses for the three months ended March 31, 2022 were $37,308, as compared to $21,911 for the three months ended March 31, 2021, an increase of $15,397 or 70%.

	Three Months Ended March 31,
	2022	2021	% Change
Salaries, wages and employee related expenses	$17,336	$9,882	75%
Stock-based compensation expense	6,964	4,013	74%
Rent and related expenses	3,089	1,799	72%
Professional fees and legal expenses	2,706	1,693	60%
Depreciation and amortization expense	2,256	974	132%
Software and technology	1,530	567	170%
Marketing and selling	969	675	44%
Travel, entertainment and conferences	739	405	82%
Insurance	599	755	(21)%
Administration and application fees	140	353	(60)%
Acquisition and deal costs	141	238	(41)%
Other G&A	839	556	51%
Total operating expenses	$37,308	$21,910	70%

The total increase in operating expenses is due to the increase in the size and scope of our general and administrative functions to support our expanded operations resulting from organic growth and acquisitions. The primary increases are from an increase in: salaries, wages, labor and employee related expenses as a result of the increase in the number of employees to support our ongoing growth and resulting from recent acquisitions; share-based compensation primarily due to recent stock options granted to new employees and management; professional fees and legal expenses, primarily due to our transition to GAAP reporting and costs associated with our registration with the SEC, which we expect to complete by the third quarter of 2022; and depreciation and amortization expense and rent and related expenses due to the additions of property, plant and equipment and finance lease right-of-use assets from acquisitions and investment in infrastructure as we continue to scale.

Other (Expense) Income

Interest Expense, Net

Interest expense, net, was $10,116 for the three months ended March 31, 2022 as compared to $6,835 for the three months ended March 31, 2021, an increase of $3,281, or 48%. The increase in interest expense, net, is due primarily to an increase in interest-bearing borrowings including finance leases and acquisition-related financing.

Fair Value Changes in Derivatives

Fair value changes in derivatives was a net gain of $14,309 for the three months ended March 31, 2022, as compared to a net loss of $9,358 for the three months ended March 31, 2021. Fair value changes in derivatives include the fair value gains or losses relating to the derivative warrants liability. The derivative warrants are required to be remeasured at fair value at each reporting period. The fair value changes in derivatives for the three months ended March 31, 2022 and 2021 were primarily attributable to the movement in the Company’s stock price during the corresponding period.

Other, Net

Other expense, net, was $703 for the three months ended March 31, 2022, as compared to $3,376 for the three months ended March 31, 2021, a decrease of $2,673 or 79%. Other expense, net, for the three months ended March 31, 2021 primarily related to losses on redemptions of 10% Senior Secured Notes of $3,815, partially offset by $1,149 gains on investments in securities..

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Income Tax Expense

Total income tax expense was $5,051 for the three months ended March 31, 2022, as compared to $8,312 for the three months ended March 31, 2021, a decrease of $3,261, or 39%. The decrease in income tax expense is primarily due to a reduction in our accrual for uncertain tax positions related to periods no longer open under the statute of limitations.

Non-GAAP Measures and Reconciliation

In addition to providing financial measurements based on GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP. We use non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. These non-GAAP financial measures are EBITDA, Adjusted EBITDA and Adjusted Gross Profit (defined below). We believe that these non-GAAP financial measures reflect our ongoing business by excluding the effects of expenses that are not reflective of our operating business performance and allows for meaningful comparisons and analysis of trends in our business. These non-GAAP financial measures also facilitate comparing financial results across accounting periods and to those of peer companies. As there are no standardized methods of calculating these non-GAAP measures, our methods may differ from those used by others, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness. Accordingly, these non-GAAP measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

EBITDA, Adjusted EBITDA and Adjusted Gross Profit

EBITDA, Adjusted EBITDA and Adjusted Gross Profit are financial measures that are not defined under GAAP. We define EBITDA as net income (loss), or “earnings”, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA before: (i) non-cash share-based compensation expense and other one-time charges; (ii) inventory-related adjustments; (iii) fair value changes in derivatives; (iv) other (income) expense items; (v) start-up costs; and (vi) transaction costs. These financial measures are metrics that have been adjusted from the GAAP net income (loss) measure in an effort to provide readers with a normalized metric in making comparisons more meaningful across the cannabis industry, as well as to remove non-recurring, irregular and one-time items that may otherwise distort the GAAP net income measure. Other companies in our industry may calculate this measure differently, limiting their usefulness as comparative measures. Management defines Adjusted Gross Profit as gross profit, as reported, adjusted to exclude certain inventory-related adjustments and start-up costs (within cost of goods sold).

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Reconciliation of EBITDA and Adjusted EBITDA (Non- GAAP Measures)

The table below reconciles net loss to EBITDA and Adjusted EBITDA for the periods indicated. The table below may contain slight summation differences due to rounding.

(Amounts expressed in thousands of U.S. dollars)

	Three Months Ended March 31,
	2022	2021

NET LOSS (1)	$(19,757)	$(31,051)
Income tax expense	5,051	8,312
Interest expense, net	10,116	6,835
Depreciation and amortization (2)	3,248	1,579
EBITDA (Non-GAAP)	$(1,342)	$(14,325)
Non-cash share-based compensation and other one-time charges (3)(8)	7,159	4,053
Inventory-related adjustments (4)	3,742	—
Fair value changes in derivatives	(14,309)	9,358
Other (income) expense, net (5)	380	3,472
Start-up costs (6)(8)	2,715	1,292
Transaction costs (7)(8)	780	238
Adjusted EBITDA (Non-GAAP)	$(875)	$4,088

(1)	Net loss includes amounts attributable to non-controlling interests.
(2)	Includes amounts that are included in cost of goods sold and in operating expenses.
(3)	Includes: (i) non-cash share-based compensation expense for the period; and (ii) severance costs.
(4)	Includes: (i) inventory step-up on business combinations; (ii) inventory recall reserves; and (iii) reserves for discontinued products. The inventory step-up on business combinations relate to the fair value write-up on inventory acquired on the business acquisition date and then sold subsequent to the acquisition date. The inventory recall reserves relate to the estimated impact of the Pennsylvania Department of Health recall and ban of vape products containing certain cannabis concentrates.
(5)	Includes: (i) remeasurement of contingent contingent consideration related to acquisitions; (ii) losses (gains) on legal settlements; and (iii) losses (gains) on investments and financial assets.
(6)	Expansion and start-up costs incurred in order to prepare a location for its intended use. Start-up costs are expensed as incurred and are not indicative of ongoing operations of each new location.
(7)	Transaction costs include: (i) registration statement costs such as professional fees and other costs relating to our SEC registration; and (ii) acquisition and deal costs.
(8)	During the second quarter of 2021, we revised our methodology for calculating Adjusted EBITDA to also adjust for the effects of acquisition and deal costs, severance costs and start-up costs. We revised our methodology for calculating Adjusted EBITDA because we believe that the fluctuations caused in our operating results from these items are not reflective of our core performance, and that the revised methodology provides management and investors more useful information to evaluate the operations of our business. The prior period data for these items has been added to conform to current period presentation.

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Reconciliation Adjusted Gross Profit (Non- GAAP Measures)

	Three Months Ended March 31,
	2022	2021
Gross profit	$19,112	$18,741
Inventory-related adjustments(1)	3,742	—
Start-up costs (within COGS)(2)	1,930	467
Adjusted gross profit	$24,784	$19,208
(1)	Includes: (i) inventory step-up on business combinations; (ii) inventory recall reserves; and (iii) reserves for discontinued products. The inventory step-up on business combinations relate to the fair value write-up on inventory acquired on the business acquisition date and then sold subsequent to the acquisition date. The inventory recall reserves relate to the potential impact of the Pennsylvania Department of Health recall and ban of vape products containing certain cannabis concentrates. The ban was lifted in June 2022.
(2)	Expansion and start-up costs incurred in order to prepare a location for its intended use. Start-up costs are expensed as incurred and are not indicative of ongoing operations of each new location.

Liquidity and Capital Resources

(Amounts expressed in thousands of U.S. dollars, unless otherwise stated)

Cash Flows

The Company had cash and cash equivalents of $75,717, total current assets of $122,633, and current liabilities (inclusive of the current portion of debt) of $148,339 (as restated) as of March 31, 2022. The Company therefore had a net working capital deficit of $25,706 (as restated). Refer to Note 23 - Correction of Errors in Previously Issued Financial Statements of the Quarterly Financial Statements for further information on the restatement.

The major components of our statements of cash flows for the three months ended March 31, 2022 and 2021 are as follows:

	Three Months Ended March 31,
	2022	2021
Net cash flows used in operating activities (2022, as restated)(1)	$(13,825)	$(3,121)
Net cash flows used in investing activities (2022, as restated)(1)	(23,631)	(8,906)
Net cash flows provided by financing activities (2022, as restated)(1)	18,219	88,295
Effect of currency translation on cash	(9)	(40)
Net change in cash and cash equivalents	$(19,246)	$76,228
(1)	The Company restated the interim condensed consolidated statement of cash flows for the three months ended March 31, 2022. The corrections resulted in an increase in net cash flows used in operating activities from $2,666 (as reported) to $13,825 (as restated), a decrease in net cash used in investing activities from $33,068 (as reported) to $23,631 (as restated), and an increase in net cash flows provided by financing activities from $16,497 (as reported) to $18,219 (as restated). These corrections did not have an impact on the net change in cash and cash equivalents and restricted cash, and earnings during the three months ended March 31, 2022. Refer to Note 23 - Correction of Errors in Previously Issued Financial Statements of the Quarterly Financial Statements for further information.

Cash Flows Used in Operating Activities

Net cash used in operations during the three months ended March 31, 2022 was $13,825 (as restated), as compared to $3,121 for the three months ended March 31, 2021. The increase in net cash used in operations for the three months ended March 31, 2022 is due primarily to an increase in net loss after non-cash adjustments and an increase in usage of working capital.

Cash Flows Used in Investing Activities

Net cash used in investing activities totaled $23,631 (as restated) for the three months ended March 31, 2022, as compared to $8,906 for the three months ended March 31, 2021. The net cash used in investing activities for the three months ended

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March 31, 2022 was comprised of: $17,039 (as restated) for the purchases of property, plant and equipment for use in the Company’s operations, and $6,592 paid for the acquisition of Apothecarium, net of cash acquired. The net cash used in investing activities for the three months ended March 31, 2021 was comprised of: $3,592 paid for the acquisition of Grover Beach; $8,566 for the purchases of property, plant and equipment for use in the Company’s operations; partially offset by: $3,252 in proceeds from sale of investments.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities totaled $18,219 (as restated) for the three months ended March 31, 2022, as compared to $88,295 for the three months ended March 31, 2021. The net cash provided by financing activities for the three months ended March 31, 2022 was comprised of: $13,680 in proceeds from private placement equity offerings in January and February 2022; $3,265 in proceeds from other debt; $1,121 (as restated) in net receipts on finance leases, and $541 in proceeds from the exercise of warrants and stock options; partially offset by: $258 in principal redemption repayments on the 10% Senior Secured Notes; and $130 in payments on other debt. The net cash provided by financing activities for the three months ended March 31, 2021 was comprised of: $85,660 in proceeds from public equity offerings, net of issuance costs, in January and February 2021; $9,886 in proceeds from the exercise of warrants and stock options; and $1,134 in proceeds from other debt; partially offset by: $8,134 in principal redemption repayments on the 10% Senior Secured Notes; and $251 in lease obligation payments.

Balance Sheet Exposure

As of March 31, 2022, primarily all of our balance sheet is exposed to U.S. cannabis-related activities. We believe our operations are in material compliance with all applicable state and local laws, regulations and licensing requirements in the states in which we operate. However, cannabis remains illegal under U.S. federal law. All of our revenue is derived from U.S. cannabis operations. For information about risks related to U.S. cannabis operations, please refer to “Risk Factors” section included in our S-1.

Sources and Uses of Liquidity

Since our inception, we have funded our operations and capital spending through cash flows from sales, and the issuance of debt and equity. Jushi has successfully raised approximately $461 million to date (which includes equity offerings, 10% Senior Secured Notes, warrant/option exercises and draw downs on the Acquisition Facility), of which approximately $47 million was invested by management and insiders. We generate cash from sales and are deploying capital to acquire and develop assets capable of producing additional revenues and earnings over both the immediate and long term to support our business growth and expansion. As of March 31, 2022, we have borrowed $40 million from the $100 million Acquisition Facility to fund the cash portions of acquisitions. We may increase the total commitment of the Acquisition Facility by an aggregate amount of up to $25 million subject to certain conditions, and have the ability under our current base shelf prospectus in Canada to issue C$500 million subscription receipts, debt securities, convertible securities, warrants, subordinate voting shares, and units, or any combination thereof.

Our primary uses of cash are for working capital requirements, acquisitions, capital expenditures and debt service payments. Working capital is used principally for our personnel as well as costs related to the purchase of inventory, cultivation, manufacture and production of our products. Our capital expenditures consist primarily of the construction and improvement of grower-processer facilities and retail dispensaries.

As reflected in our Quarterly Financial Statements, we have incurred losses from operations for the three months ended March 31, 2022, have an accumulated deficit of $262,175 as of March 31, 2022, and have cash and cash equivalents of $75,717 as of March 31, 2022. As discussed in Note 9 – Debt in our Quarterly Financial Statements, the 10% Senior Secured Notes, which mature on January 15, 2023, had an aggregate principal amount outstanding of $74,935. In addition, the Acquisition Facility (see Note 9 - Debt in the Quarterly Financial Statements) required us to maintain certain covenants which we may not have been in compliance with if the court accepted Jushi Europe’s petition for bankruptcy. We were also projected to violate certain financial covenants further within the next twelve months from March 31, 2022. We have been working with various lenders to refinance the 10% Senior Secured Notes at terms most favorable to us.

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Given the changing conditions in the debt capital markets, refinancing term sheets are still being negotiated. These conditions raise a substantial doubt regarding our ability to continue as a going concern.

In April 2022, we entered into an amendment with the lender of the Acquisition Facility, which included a waiver related to Jushi Europe’s bankruptcy and a change to the terms of the Total Leverage ratio, as defined in the Acquisition Facility agreement, and deferred the commencement date of leverage testing under the Acquisition Facility. We are pursuing strategies to obtain the required additional funding primarily to fund the 10% Senior Secured Notes and future operations. The strategies may include, but are not limited to: (i) ongoing efforts with certain lenders to refinance the 10% Senior Secured Notes; (ii) deferral of certain expenditures, including capital projects, and reallocate funds for debt repayment, if the need arose; (iii) alternative sources of debt and equity financing, including secured borrowings and through a base shelf prospectus, which allows us to offer up to C$500,000 in securities in Canada through the end of 2023. However, there can be no assurance that we will be able to refinance the 10% Senior Secured Notes, generate positive results from operations, or obtain additional liquidity when needed or under acceptable terms, if at all.

Refer to Note 9 - Debt of our Quarterly Financial Statements for additional information on our debt instruments and related covenants.

Off-Balance Sheet Arrangements and Contractual Obligations

As of March 31, 2022, we do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on the financial performance or financial condition of the Company. For our contractual obligations, refer to Note 9 - Debt, Note 10 - Lease Obligations, and Note 20 - Commitments and Contingencies of our Quarterly Financial Statements.

Critical accounting policies and estimates

There were no material changes to our critical accounting policies and estimates from the information provided in Note 2 of our audited consolidated financial statements and notes thereto for the year ended December 31, 2021, included in our S-1.

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